For Immediate Release

Contact: John L. Flynn

Chief Financial Officer

703-478-5830

Email: jflynn@fairchild.com

FAIRCHILD ACQUIRES EUROPEAN MARKET LEADER FOR MOTORCYCLIST GEAR AND ACCESSORIES.

Dulles, Virginia (November 3, 2003) - The Fairchild Corporation (NYSE: FA), announced today that on October 31, 2003, its Germany subsidiary closed on the acquisition of Hein Gericke, PoloExpress and IFW from the Administrator for Eurobike AG in Dusseldorf, Germany. The purchase price is EUR 59 million. The acquisition of all but 7.5% of the remaining interest in PoloExpress will close on January 2, 2004.

Hein Gericke, PoloExpress and IFW design, manufacture, and sell protective clothing, helmets, and technical accessories for motorcyclists. Hein Gericke operates 137 retail shops in Austria, Belgium, England, Germany, Luxembourg and the Netherlands. PoloExpress operates 84 retail shops in Germany. IFW, located in Tustin, California, is a designer for Harley-Davidson and First Gear clothing. IFW also distributes Hein Gericke and First Gear products in the United States.

Effective immediately, Eric Steiner will become Chief Executive Officer of Fairchild's new subsidiary that acquired Hein Gericke, PoloExpress and IFW. He will also continue as President of The Fairchild Corporation. Peter A. Mrosik will be the President and Chief Operating Officer of Fairchild's new subsidiary that will operate Hein Gericke, PoloExpress and IFW. Klaus Esser will continue to run PoloExpress.

About The Fairchild Corporation

The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to aircraft operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.